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EXHIBIT 99.1

                      ARTHUR ANDERSEN LLP QUALITY ASSURANCE

                              REPRESENTATION LETTER

April 22, 2002


To the Securities and Exchange Commission:

Arthur Andersen LLP ("Andersen") has represented to Daw Technologies, Inc. (the "Company') that its audit of the consolidated financial statements of the Company and its subsidiaries as of December 31, 2001 and for the year then ended was subject to its quality control system for the United States accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and that there was availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portion of the audit.

Sincerely,


  /s/ Donald K. McCauley
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Donald K McCauley
Chief Financial Officer
Daw Technologies, Inc.









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